Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MTech Acquisition Holdings Inc. on Amendment No.2 to Form S-4 (File No. 333-228220) of our report dated October 1, 2018 with respect to our audits of the financial statements of MJ Freeway, LLC as of June 30, 2018 and 2017 and for each of the two years in the period ended June 30, 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Independent Auditors” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 18, 2019